Exhibit 10.2
NOTEHOLDER AGREEMENT
This Noteholder Agreement (this “Agreement”) is dated as of ___________, 2022, by and among Rockley Photonics Holdings Limited, an exempted company incorporated in the Cayman Islands (the “Issuer”), the subsidiaries of the Issuer party hereto as Guarantors, each beneficial owner of the Notes issued under the Junior Indenture (as defined below) that is a signatory party hereto (each, a “Junior Holder” and collectively, the “Junior Holders”) and each holder of the Notes issued under the Super Senior Indenture (as defined below) that is a signatory party hereto (each, a “Super Senior Holder” and collectively, the “Super Senior Holders” and together with the Junior Holders, the “Holders”).
RECITALS
WHEREAS, the Issuer, the other Note Parties, and Wilmington Savings Fund Society, FSB, as trustee and collateral agent (in such capacity, the “Junior Trustee”), have entered into an Indenture, dated as of May 27, 2022, as amended by that certain First Supplemental Indenture, dated as of August 4, 2022, between the Issuer and the Junior Trustee, as amended and restated by that certain Second Supplemental Indenture, dated as of September 30, 2022, between the Issuer, the other Note Parties and the Junior Trustee and as further amended and restated by that certain Fourth Supplemental Indenture, dated as of the date hereof, between the Issuer, the other Note Parties and the Junior Trustee, and as further amended, modified, restated, supplemented or otherwise modified from time to time (other than the Third Supplemental Indenture, dated as of September 30, 2022, by and among the Issuer, the other Note Parties and Wilmington Savings Fund Society, FSB, as trustee and collateral agent), the “Junior Indenture” and the notes issued thereunder, the “Junior Notes”);
WHEREAS, the Issuer, the other Note Parties, and Wilmington Savings Fund Society, FSB, as trustee and collateral agent (in such capacity, the “Super Senior Trustee” and together with the Junior Trustee, the “Trustees”), have entered into an Indenture, dated as of the date hereof, as amended, modified, restated, supplemented or otherwise modified from time to time, the “Super Senior Indenture” and the notes issued thereunder, the “Super Senior Notes”, and the Super Senior Indenture with the Junior Indenture, the “Indentures”);
WHEREAS, the Issuer, the other Note Parties, the Junior Trustee, the Super Senior Trustee and Wilmington Savings Fund Society, FSB, as collateral agent (in such capacity, the “Collateral Agent”), have entered into a Collateral Agency and Intercreditor Agreement, dated as of the date hereof, as amended, modified, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”);
WHEREAS, the Junior Holders hereto entered into that certain Forbearance Agreement dated September 30, 2022 (the “Forbearance Agreement”), pursuant to which the Junior Trustee (as directed by the Holders) and Holders agreed to forbear from enforcing their rights against the Note Parties that arose because of certain specified events of default set forth in the Forbearance Agreement; and
WHEREAS, this Agreement, which supersedes the Forbearance Agreement, shall constitute a “Note Document” under both the Super Senior Indenture and Junior Indenture and these Recitals shall be construed as part of this Agreement.
NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto hereby agree as follows:

1.    Defined Terms. Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to such terms in the Intercreditor Agreement . The following capitalized terms shall have the meanings set forth below:
(a)    “Approved Forecast” means the initial or any subsequent amended Cash Flow Forecast approved in accordance with Section 5(a)(1).
(b)    “Cash Flow Forecast” shall have the meaning specified in Section 5(a)(1).
(c)    “Escrow End Date” shall mean the earlier of (x) the date upon which all the Senior Secured Obligations become due and payable whether on maturity, by acceleration or otherwise (other than in connection with an Insolvency or Liquidation Proceeding), (y) the commencement of an Insolvency or Liquidation Proceeding with respect to any Note Party and (z) the date upon which all Escrowed Funds (as defined in the Super Senior Indenture) have been distributed to the Issuer.
(d)    “Effective Date” has the meaning set forth in the first sentence of Section 4 of this Agreement.
(e)    “Note Parties” means the Issuer and each Guarantor.
(f)    “Noteholder Agreement Default” means (i) the failure of the Note Parties to comply with any term, condition or covenant set forth in this Agreement, including Section 5, (ii) any representation made by the Note Parties under or in connection with this Agreement shall prove to be false in any material respect as of the date when made or (iii) the commencement of any Insolvency or Liquidation Proceeding with respect to any Note Party.
(g)    “Strategic Milestones” has the meaning set forth in Section 5(f) of this Agreement.
(h)    “Variance Report” shall mean a weekly variance report, covering the Weekly Test Period, in each case, setting forth for the week ended on the immediately preceding Friday prior to the delivery thereof (1) the variance (as compared to the Approved Forecast for such Weekly Test Period) of the actual aggregate operating cash receipts of the Issuer in the aggregate for the Weekly Test Period, (2) the variance (as compared to the Approved Forecast for such Weekly Test Period) of the aggregate operating disbursements made by the Issuer in the aggregate for the applicable Weekly Test Period and (3) an explanation, in reasonable detail, for any aggregate negative variance in excess of $250,000.00, certified by an Officer of the Issuer.
(i)    “Weekly Test Period” means, at any time, each weekly period ended on a Friday; provided that the first Weekly Test Period after the Effective Date shall be the period from the Effective Date until the Friday of the first full week following the Effective Date.
2.    Representations and Warranties of the Note Parties. The Note Parties hereby represent and warrant as follows:
(a)    All representations and warranties of each of the Note Parties in the Secured Debt Documents to which it is a party are incorporated herein in full by this reference and are true and correct in all material respects as of the date hereof.
(b)    After giving effect to this Agreement, no Triggering Event has occurred and is continuing.

2

(c)    Each of the Note Parties has the power, and has been duly authorized by all requisite action, to execute and deliver this Agreement and the other documents and agreements executed and delivered in connection herewith to which it is a party. This Agreement has been duly executed by each of the Note Parties and the other documents and agreements executed and delivered in connection herewith to which any of the Note Parties is a party have been duly executed and delivered by each of them.
(d)    This Agreement is the legal, valid and binding obligation of each of the Note Parties and the other documents and agreements executed or delivered in connection herewith to which any of the Note Parties is a party are the legal, valid and binding obligations of the Note Parties, in each case enforceable against each of the Note Parties in accordance with their respective terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar law affecting creditors’ rights generally.
(e)    The execution, delivery and performance of this Agreement and the other documents and agreements executed and delivered in connection therewith do not and will not (i) violate any law, rule, regulation or court order to which any of the Note Parties is subject; (ii) conflict with or result in a breach of the certificate of formation or incorporation, bylaws, limited liability company agreement or other organizational documents of any of the Note Parties or any other agreement or instrument to which it is party or by which the properties of any of the Note Parties is bound; or (iii) result in the creation or imposition of any Lien on any property of any of the Note Parties, whether now owned or hereafter acquired, other than Liens in favor of the Collateral Agent for the benefit of itself and the other Secured Parties.
(f)    No consent or authorization of, filing with or other act by or in respect of any Governmental Authority or any other Person is required in connection with the execution, delivery or performance by each of the Note Parties, or the validity or enforceability, of this Agreement or the other documents or agreements executed or delivered in connection herewith to which any of the Note Parties is a party, or the consummation of the transactions contemplated hereby or thereby, or the continuing operations of any of the Note Parties following the consummation of such transactions.
(g)    There is no pending or, to the knowledge of any of the Note Parties after due inquiry, threatened litigation, proceeding, inquiry or other action (i) seeking an injunction or other restraining order, damages or other relief with respect to the transactions contemplated by this Agreement and the other documents and agreements executed or delivered in connection herewith or (ii) which affects or could affect the business, prospects, operations, assets, liabilities or condition (financial or otherwise) of any of the Note Parties, except, in the case of clause (ii), where such litigation, proceeding, inquiry or other action could not cause a Material Adverse Effect.
3.    Representations by the Holders; Holder Direction. Each of the Holders on its own behalf and as to itself, hereby represents to the Note Parties as of the date hereof as follows:
(a)    Execution and Delivery. This Agreement has been validly executed and delivered by such Holder separately and not jointly.
(b)    Ownership. Such Holder (i) is the beneficial owner of the aggregate principal amount of Notes under the Indentures set forth below its name on its signature hereto, and/or (ii) has, with respect to the beneficial owners of such Notes, (A) sole investment or voting discretion with respect to such Notes, (B) full power and authority to vote on and consent to matters concerning such Notes, and (C) full power and authority to bind or act, on the behalf of, such beneficial owners.

3

(c)    Authorization; No Conflicts; No Consent. Such Holder’s execution, delivery and performance of this Agreement (i) has been duly authorized by all necessary action on the part of such Holder, (ii) does not (A) contravene, breach or conflict with such Holder’s constituent or organizational documents or (B) violate any applicable requirement of law or any order, material contract concerning operations, or undertaking to which such Holder or any of its subsidiaries is a party or by which any of their properties is or may be bound, and (iii) does not and will not require either consent or approval of any regulatory authority or governmental authority or agency having jurisdiction over such Holder, or any other person or entity, which has not already been obtained.
(d)    Enforceability. This Agreement is the legal, valid, and binding obligation of such Holder and is enforceable against such Holder in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
(e)    Collective Ownership. Assuming the accuracy of each other Holder’s representation in Section 3(b) hereof, such Holder and each other Holder collectively beneficially own 100% of the aggregate principal amount of the Notes issued under both the Junior Indenture and the Super Senior Indenture (other than the Notes issued under the Super Senior Indenture to Dr. Andrew Rickman).
4.    Conditions to Effectiveness. This Agreement shall not be effective unless and until the date when each of the following conditions shall have been satisfied in the sole discretion of the Holders, as applicable (such date, the “Effective Date”):
(a)    Each of the parties hereto shall have executed and exchanged counterparts of this Agreement.
(b)    No event that would constitute a Triggering Event under the Secured Debt Documents shall have occurred and be continuing as of the Effective Date.
(c)    The Issuer shall have engaged a Company Financial Advisor (as defined below) by way of written agreement on terms acceptable to the Required Super Senior Holders in compliance with the terms of Section 6(e)(i) below; it being understood and agreed that the engagement letter with Alvarez & Marsal Cayman Islands Limited (“A&M”) is acceptable to the Required Super Senior Holders without modification (the “A&M Engagement Letter”).

(d)    The Issuer shall have engaged a Company Strategic Advisor (as defined below) by way of written agreement on terms acceptable to the Required Super Senior Holders in compliance with the terms of Section 6(e)(ii) below; it being understood and agreed that the engagement letter delivered to the Holders (or their counsel) with Jefferies LLC is acceptable to the Required Super Senior Holders without modification (the “Jefferies Engagement Letter”).

5.    Additional Covenants of the Issuer. In consideration of the Holders entering into this Agreement in accordance with the terms and conditions hereof, the Issuer hereby covenants and agrees that the Issuer shall at all times until the Secured Debt Termination Date comply with each of the following covenants:
(a)    Reporting.

4

(1)    No later than 3:00 p.m. New York City time on the Friday each calendar week, commencing with the Friday of the first week following the week in which the Effective Date occurred the Issuer shall deliver to the Holder Representative and the Holders a rolling 13-week cash flow forecast (a “Cash Flow Forecast” and once approved as set forth below, an “Approved Forecast”), which shall reflect Issuer’s good faith projection of all weekly cash receipts and disbursements in connection with the operation of its business. It is understood and agreed that the Cash Flow Forecast agreed to in connection with the Forbearance Agreement shall constitute the initial Approved Forecast hereunder.
(2)    The Required Super Senior Holders shall have three Business Days following the Business Day that the Cash Flow Forecast is delivered to Holder Representative and the Holders to review any Cash Flow Forecast before it becomes an Approved Cash Flow Forecast; provided, no such Cash Flow Forecast shall become an Approved Cash Flow Forecast if objected to in writing (which may include e-mail) during the review period by the Required Super Senior Holders (or Noteholder Representative if in effect). If the Required Super Senior Holders (or Noteholder Representative if in effect) object to any such Cash Flow Forecast, the parties agree to negotiate in good faith a revised Cash Flow Forecast. Unless a Consent regarding a Strategic Milestone has been sought, the previously delivered Approved Cash Flow Forecast shall remain in full force and effect until such time as a subsequently delivered Cash Flow Forecast becomes an Approved Cash Flow Forecast. If a Consent regarding a Strategic Milestone has been sought and the Required Super Senior Holders and Issuer are unable to agree on a Cash Flow Forecast for more than five (5) Business Days, a Noteholder Agreement Default shall be deemed to have occurred.
(3)    Issuer shall ensure that on a cumulative basis that no operational disbursements in the aggregate exceed 115% of forecasted aggregate total disbursements for such period as set forth in the Approved Cash Flow Forecast. Subject to such variance, the Issuer shall not be permitted to expend amounts in excess of the disbursements set forth in the Cash Flow Forecast or subsequent Approved Cash Flow Forecast. Any deviation from the Cash Flow Forecast or subsequent Approved Cash Flow Forecast beyond any applicable permitted disbursement variance shall constitute an immediate Noteholder Agreement Default unless waived in writing by the Required Super Senior Holders. Notwithstanding the foregoing, the Issuer shall be permitted to pay (x) fees and expenses of the Holders and Trustees as required pursuant to the provisions of the Secured Debt Documents and hereunder and (y) all reasonable and documented fees of Pillsbury Winthrop Shaw Pittman LLP and A&M, consistent with the terms of the A&M Engagement Letter, promptly upon invoicing for any work associated with the transaction and related work contemplated by this Agreement.
(4)    At any time, a Holder may decline to receive such Cash Flow Forecasts in their sole discretion by delivery of advance written notice to the Issuer and such election shall remain in effect until the Holder notifies the Issuer by delivery of advance written notice that it would like to receive subsequent Cash Flow Forecasts.
(b)    Variance Reporting.
(1)    Beginning with the delivery of the initial Variance Report and tested, as of the last day of each applicable Weekly Test Period, commencing with the last day of the first Weekly Test Period ending after the Effective Date, for such initial Weekly Test Period, and for each Weekly Test Period thereafter, (i) the variance (as compared to the Approved Forecast) of the actual operating cash of the Issuer; and (ii) the negative variance (as

5

compared to the Approved Forecast) of the aggregate operating disbursements made by the Issuer, shall not, on a cumulative basis, exceed 15%.
(2)    No later than 2:00 p.m. New York City time on the Thursday of the first week after each Weekly Test Period (commencing with the Thursday of the first week after the first Weekly Test Period ending following the Effective Date), the Issuer shall deliver to the Holders (and, if one has been appointed, the Holder Representative), a Variance Report for the immediately preceding Weekly Test Period; provided that each Holder may decline to receive such Variance Reports in their sole discretion by delivery of advance written notice to the Issuer and such election shall remain in effect until the Holder notifies the Issuer by delivery of advance written notice that it would like to receive subsequent Variance Reports. Each such Variance Report shall be certified by an Officer of the Issuer as being prepared in good faith and fairly presenting in all material respects the information set forth therein.
(c)    Hold conference calls with the Issuer, the Company Financial Advisor, the Holders, and, if appointed, the Holder Representative (x) on a weekly basis on Fridays at 1:00 p.m. New York City time and (y) as requested upon reasonable prior notice by the Required Holders (or if a Holder Representative has been appointed, the Holder Representative), during normal business hours, to discuss the Issuer’s current and projected operational performance, strategic process and any related financial matters; provided that each Holder may decline to participate in such calls in their sole discretion;
(d)    Hold conference calls with the Issuer, the Company Strategic Advisor (as defined below), the Holders, and, if appointed, the Holder Representative (x) on a weekly basis on Fridays at 3:00 p.m. New York City time and (y) as requested upon reasonable prior notice by the Required Holders (or if a Holder Representative has been appointed, the Holder Representative), during normal business hours, to discuss the Issuer’s strategic process; provided that each Holder may decline to participate in such calls in their sole discretion; and
(e)    If requested by the Required Holders, provide the Holders (and any Holder Representative) (x) a reasonably detailed cost cutting business plan prepared by the Company Financial Advisor, and (y) such other analyses of the Issuer’s business, prospects, or strategic plans as reasonably requested by the Required Holders, in each case in a form and substance reasonably satisfactory to the Required Holders; provided that each Holder may decline to receive such business plan in their sole discretion by delivery of advance written to the Issuer and such election shall remain in effect until the Holder notifies the Issuer by delivery of advance written notice that it would like to receive such business plan.
(f)    Company Advisors.
(i)    No later than the date hereof, the Note Parties shall have countersigned an engagement letter, in form and substance reasonably acceptable to the Required Super Senior Holders (or if a Holder Representative has been appointed, the Holder Representative), including as to scope and terms of engagement, providing for the retention of a financial advisor by the Note Parties (the “Company Financial Advisor”), and such financial advisor (or a prompt replacement satisfactory to the Required Super Senior Holders) shall be retained until the Secured Debt Termination Date (or until the Required Super Senior Holders otherwise agree) on substantially similar terms. Each of the Note Parties shall cooperate with the Company Financial Advisor and make management of the Issuer available thereto, and the Company Financial Advisor and the Issuer’s other advisors shall be authorized and directed to deliver to the Holders (and if a Holder Representative has been appointed, the Holder Representative) all reports and analysis prepared by the Company Financial Advisor or such other advisors for the Note Parties and any other reports or

6

analysis which the Holders (and if a Holder Representative has been appointed, the Holder Representative) may reasonably request from the Company Financial Advisor or the Issuer’s other advisors from time to time; provided that (x) the Issuer (with respect to the Company Financial Advisor) and Company Financial Advisor (with respect to the Holders) shall not be required to provide access to or disclose information that it determines in good faith could jeopardize any attorney client privilege of, or conflict with any confidentiality requirements applicable to, the Issuer or any of its Subsidiaries, or would be prohibited by applicable law, and (y) any visits, due diligence requests or inspections shall not unreasonably interfere with the business of the Issuer and its Subsidiaries; provided that each Holder may decline to receive such reports and analysis in their sole discretion by delivery of advance written to the Issuer and the Company Financial Advisor or the Issuer’s other advisors and such election shall remain in effect until the Holder notifies the Issuer and the Company Financial Advisor or the Issuer’s other advisors by delivery of advance written notice that it would like to receive subsequent reports and analysis. The engagement letter for Company Financial Advisor, other than the A&M Engagement Letter, shall specifically provide, among other things, that (1) the Holder Representative and the Holders shall be permitted to meet and speak directly with Company Financial Advisor from time to time without the Issuer present at such meetings or a party to any such calls and (2) Issuer shall be required to pay all fees and expenses of Company Financial Advisor promptly and in any event no later than three (3) business days after the receipt of summary invoices with respect thereto.
(ii)    No later than the date hereof, the Note Parties shall have countersigned an engagement letter, in form and substance (including the parties thereto) acceptable to the Required Holders in their sole discretion (or if a Holder Representative is in place, Holder Representative subject to Section 7), including as to scope and terms of engagement, providing for the retention of an advisor to review Issuer’s strategic alternatives (the “Company Strategic Advisor”), and such strategic advisor (or a prompt replacement satisfactory to the Required Holders in their sole discretion (or if a Holder Representative is in place, Holder Representative subject to Section 7)) shall be retained until the Secured Debt Termination Date (or until the Required Super Senior Holders otherwise agree) on substantially similar terms. Each of the Note Parties shall cooperate with the Company Strategic Advisor and make management of the Issuer available thereto, and the Company Strategic Advisor shall be authorized and directed to deliver to the Holders (and any Holder Representative) all reports and analysis prepared by the Company Strategic Advisor for the Note Parties and any other reports or analysis which the Holders (and any Holder Representative) may request from the Company Strategic Advisor and Issuer’s other advisors from time to time including a written update on the strategic process immediately prior to the weekly meeting set forth in Section 6(d) above in form and substance acceptable to the Required Super Senior Holders in their sole discretion (or if a Holder Representative is in place, the Holder Representative subject to Section 7); provided that each Holder may decline to receive such updates, reports and analysis in their sole discretion by delivery of advance written notice to the Issuer and the Company Strategic Advisor and such election shall remain in effect until the Holder notifies the Issuer and the Company Strategic Advisor by delivery of advance written notice that it would like to receive subsequent updates, reports and analysis.
(g)    Strategic Milestones. The Issuer, the Company Strategic Advisor, and the Holders have established and agreed to the milestones and time periods specified on Appendix A hereto (the “Strategic Milestones”) for the strategic alternatives process set forth in Section 5(f)(ii) above. The Note Parties shall satisfy each of the Strategic Milestones on or before the dates set forth therein (or such longer period acceptable to the Required Super Senior Holders in their sole discretion (or if a Holder Representative is in place, the Holder Representative subject to Section 7)).
The Issuer further agrees and acknowledges that the failure to satisfy any of the covenants set forth above in this Section 5 shall constitute an immediate Noteholder Agreement Default; provided,

7

however, that with respect to any failure or breach with respect to the delivery of any Cash Flow Forecast or Variance Report, delivery of a cost cutting plan under Section 5(e) or the holding of meetings and conference calls pursuant to Sections 5(c) or (d), the Issuer shall have three (3) calendar days to cure any such failure or breach.
6.    Escrow Release.
(a)    The Required Super Senior Holders may in their sole discretion, from time to time, direct the Super Senior Trustee to release Escrowed Funds, in whole or in part (each, an “Escrow Release”). Each Escrow Release shall be set forth in an instruction letter (each, an “Escrow Release Letter”) from the Required Super Senior Holders (who may be directed pursuant to the Holder Representative in accordance with Section 7) to the Super Senior Trustee setting forth the amount Escrowed Funds to be released to the Issuer and the date upon which such funds shall be released.
(b)    If at any time the Issuer has been requested to convert all outstanding Super Senior Notes and any Escrowed Funds remain in the Escrow Account at such time, the Issuer may require such remaining Super Senior Holder(s) to authorize the Trustee to release all remaining Escrowed Funds on or prior to the requested conversion date.
(c)    If the Escrow End Date has occurred pursuant to clause (x) of the definition thereof, the Required Super Senior Holders shall, if permitted by applicable law, issue an Escrow Release Letter directing the Super Senior Trustee to apply the remaining Escrowed Funds in accordance with Section 6.05 of the Super Senior Indenture. Upon knowledge of an Insolvency or Liquidation Proceeding, the Issuer shall notify the Trustee of such Insolvency or Liquidation Proceeding under Section 4.36 of the Super Senior Indenture. If the Issuer has not provided such notice but an Insolvency or Liquidation Proceeding has commenced, the Required Super Senior Holders may provide notice to the Trustee of such Insolvency or Liquidation Proceeding under Section 4.36 of the Super Senior Indenture.
(d)    Each Junior Holder agrees it has no security interest in, Lien on or rights to the proceeds of the Super Senior Notes held in the Escrow Account. Each Junior Holder further agrees that it will not contest, protest or object to (x) any Escrow Release authorized by the Super Senior Holders or (y) any Escrow Release of the Escrow Funds to the Super Senior Holders or for application to the Collateral Agent Obligations in the event of an Insolvency or Liquidation Proceeding pursuant to the terms of the Super Senior Indenture and the Intercreditor Agreement.
7.    MNPI; Holder Representative.
(a)    From time to time the Issuer and other Guarantors may request amendments, modifications, waivers, consents and/or other actions to be taken hereunder, under the Intercreditor Agreement and/or under the other Secured Debt Documents (each, a “Consent”) which may require disclosing material non-public information of the Issuer (“MNPI”). For purposes of this Agreement, an “Unrestricted Holder” shall refer to any Holder that has not received and chooses not to receive any MNPI and a “Restricted Holder” shall refer to any Holder is not an Unrestricted Holder.
(b)    Each Holder agrees to represent itself with respect to any Consent (x) not requiring MNPI or (y) in the case of a Super Senior Holder, (1) approving or rejecting any Cash Flow Forecast that is not related to a corresponding Consent with respect to Strategic Milestones or (2) approving or withholding Escrow Release not related to a corresponding Consent with respect to Strategic Milestones (each, a “Non-MNPI Consent” and any other Consent, an “MNPI Consent” (including but not limited to (A) approving or rejecting the terms and scopes of the

8

engagements of any replacement Company Financial Advisor or replacement Company Strategic Advisor, (B) approving or rejecting extensions or modifications of any Strategic Milestone or (C) any other amendment, modification, waiver, consent and/or other action to be taken requiring MNPI). The Issuer shall notify all Holders of each Consent under this Agreement, the Intercreditor Agreement and their respective Secured Debt Documents but may only provide Restricted Holders MNPI unless any Unrestricted Holders request the MNPI and thereafter become Restricted Holders. For the avoidance of doubt, each Holder agrees to represent itself (x) with respect to any Non-MNPI Consent and (y) when it is an Unrestricted Holder.
(c)    With respect to each MNPI Consent:
(1)    each Holder agrees that it will represent whether it is an Unrestricted Holder or Restricted Holder with respect to such MNPI Consent to the Holder Representative, Requisite Holders Counsel (under and as defined in the Super Senior Indenture and the Junior Indenture) and the other Holders and the Holder Representative may rely on such representation without liability and shall be indemnified by the Holder making such representation;
(2)    each Unrestricted Holder (x) for purposes of any MNPI Consent under this Agreement (but not for the avoidance of doubt, with respect to any Consent which requires action under the Intercreditor Agreement or any other Secured Debt Documents), may choose to be disregarded for purposes of determining Required Super Senior Holders with prior written notice to the Issuer, Requisite Holders Counsel (under and as defined in the Super Senior Indenture and the Junior Indenture) and the other Super Senior Holders or (y) for any other MNPI Consent elect to be represented by the Noteholder Representative pursuant to the provisions below.
(d)    At any time, the Required Holders may appoint a holder representative (the “Holder Representative”), which shall have authority, as representative and agent of the Holders with respect to any MNPI Consent subject to the provisions below:
(1)    In determining whether to give or withhold Consent on behalf of any other Holder, the Holder Representative shall be absolutely protected in relying on information provided to it by the Issuer, its affiliates or its representatives without need of independent inquiry by the Holder Representative.
(2)    The Holders initially authorize and approve Wazee Street Capital Management LLC (“WSCM”) as the Holder Representative to act as the Holders’ representative and agent and to give MNPI Consents subject to the other provisions of this Section. If WSCM (or any successor Holder Representative) decides it is in its best interest to resign and no longer serve as the Holder Representative, the Holders may, (x) if another Holder agrees to serve as the Holder Representative, appoint such Holder as a the new Holder Representative or (y) at the expense of the Issuer, retain an independent financial advisor to serve as the Holder Representative (any such independent advisor, a “Holder Advisor”); provided, that in such circumstances where an independent financial advisor will serve as the Holder Representative, the individual or entity designated as the Holder Representative must be acceptable to all Holders. Any Person serving as the Holder Representative (including WSCM) may be removed at any time by the Required Super Senior Holders (where any Holder Representative that is also a Holder is disregarded in such vote). No such resignation or removal shall affect the validity of any Consent given by the Holder Representative prior to the resignation or removal of such Holder Representative.

9

(3)    Each Person serving as Holder Representative (including a Holder Advisor) shall be entitled to reimbursement of expenses and indemnification from the Issuer on the same terms as any agent or representative serving under the Secured Debt Documents. Each Holder Advisor shall also be entitled to compensation on terms reasonably agreed by the Issuer and Holders; provided that any such agreed compensation shall automatically be deemed part of the Approved Cash Flow Forecast for the following week.
(4)    The Holder Representative and all Restricted Holders at such time (if any) shall determine whether to approve or withhold any Consent and shall vote on a pro rata basis (with all Unrestricted Holders disregarded for such purpose); provided that, if all Holders (other than the Holder Representative) are Unrestricted Holders, the Holder Representative shall determine whether to approve or withhold any Consent in its sole discretion; provided further, and notwithstanding the forgoing, at any time, Holders representing the Required Holders may directly instruct the applicable Trustee or Collateral Agent with respect to any Consent.
(5)    The Holders agree (and any future Holder Representative shall agree at the time of appointment) that the Issuer shall be fully protected in relying upon Consent given or withheld pursuant to clause (4), and shall have no liability for entering into any transaction for which Consent has been received or for not entering into any transaction for which Consent has been withheld by the Holder Representative.
(6)    Each Restricted Holder agrees to execute any agreements or consent consistent with the Holder Representative’s Consent given in accordance with clause (4) above in order to effectuate such Consent under this Agreement or the applicable Secured Debt Document.
8.    Notices. Any notice, consent or other communication to be provided under this Agreement shall be delivered by hand, e-mail, recorded delivery or courier using an internationally recognised courier company to the address specified in Schedule II; provided, however, that any party may update its contact information upon 5 business days’ notice to the other parties hereto. A notice hereunder shall be deemed to have been received: (x) at the time recorded by the delivery company, in the case of recorded delivery; (y) at the time of delivery, if delivered by hand or courier; or (z) at the time of sending if sent by e-mail, provided that receipt shall not occur if the sender receives an automated message that the e-mail has not been delivered to the recipient.
9.    Reaffirmation; No Novation. The Indentures, the other Secured Debt Documents and all other documents, instruments and agreements executed and/or delivered in connection therewith, shall remain in full force and effect, and are hereby ratified and confirmed. Each Note Party (i) agrees that, except as specifically provided herein, this Agreement and the transactions contemplated hereby shall not limit or diminish the obligations of the Note Parties arising under or pursuant to the Indentures or the other Secured Debt Documents to which it is a party, (ii) reaffirms its obligations under the Indentures, the Security Documents and each and every other Secured Debt Document to which it is a party and (iii) reaffirms all Liens on the Collateral which have been granted by it in favor of the Collateral Agent pursuant to any of the Security Documents, and all filings made with a governmental authority in connection therewith. This Agreement is not intended to and shall not constitute a novation of the Secured Debt Documents or the Secured Obligations created thereunder or any other obligations.
10.    Miscellaneous.
(a)    Successors and Assigns. This Agreement shall be binding on and shall inure to the benefit of the Note Parties, the Holders and their respective successors and assigns, transferees

10

and purchasers except as otherwise provided herein. No Note Party may assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder without the prior express written consent of the Required Holders. The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of the Note Parties and the Holders with respect to the transactions contemplated hereby and there shall be no third party beneficiaries of any of the terms and provisions of this Agreement. Each Holder agrees to provide notice to the other Holders of any successor, assignment, sale or transfer of the Notes referred to herein and to have any such successor, assignee, purchaser or transferee to become a party hereto.
(b)    Entire Agreement. This Agreement, including all schedules and other documents attached hereto or incorporated by reference herein or delivered in connection herewith, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all other understandings, oral or written, with respect to the subject matter hereof.
(c)    Fees and Expenses. The Issuer agrees to pay on demand all fees, costs, and expenses incurred by the Holders in connection with the preparation, execution, analysis, negotiation, delivery, and/or enforcement of this Agreement.
(d)    Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.
(e)    Severability. Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
(f)    Conflict of Terms. Except as otherwise provided in this Agreement, if any provision contained in this Agreement is in conflict with, or inconsistent with, any provision in any of the other Note Documents, the provision contained in this Agreement shall govern and control.
(g)    Counterparts. This Agreement may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement. Delivery of an executed signature page to this Agreement by telecopy shall be effective as delivery of a manually executed signature page to this Agreement.
(h)    Incorporation of Indenture. The provisions contained in Section 18.04 and Section 18.12 of the Super Senior Indenture are incorporated herein by reference to the same extent as if reproduced herein in their entirety, except with reference to this Agreement rather than the Super Senior Indenture.
(i)    Effectiveness in Insolvency or Liquidation Proceedings. This Agreement, which the parties hereto expressly acknowledge is a “subordination agreement” under Section 510(a) of the Bankruptcy Code, shall be effective before, during and after the commencement of an Insolvency or Liquidation Proceeding. All references in this Agreement to any Grantor shall include such Person as a debtor-in-possession and any receiver or trustee for such Person in any Insolvency or Liquidation Proceeding.
[signature page follows]

11

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered as of the day and year first above written.

ROCKLEY PHOTONICS HOLDINGS LIMITED, as Issuer
By:_________________________________
Name:
Title:
ROCKLEY PHOTONICS LIMITED, as a Guarantor
By:_________________________________
Name:
Title:
ROCKLEY PHOTONICS, INC., as a Guarantor
By:_________________________________
Name:
Title:
ROCKLEY PHOTONICS IRELAND LIMITED, as a Guarantor
By:_________________________________
Name:
Title:
ROCKLEY PHOTONICS OY, as a Guarantor
By:_________________________________
Name:
Title:

[Signature Page to Noteholder Agreement]

WHITEBOX MULTI-STRATEGY PARTNERS, LP
Beneficial owner of the Junior Notes and Holder of the Super Senior Notes in the principal amounts reflected on Schedule I
By:___________________________________
Name: Andrew Thau
Title: Senior Legal Analyst

WHITEBOX RELATIVE VALUE PARTNERS, LP
Beneficial owner of the Junior Notes and Holder of the Super Senior Notes in the principal amounts reflected on Schedule I
By:___________________________________
Name: Andrew Thau
Title: Senior Legal Analyst

WHITEBOX GT FUND, LP
Beneficial owner of the Junior Notes and Holder of the Super Senior Notes in the principal amounts reflected on Schedule I By:___________________________________
Name: Andrew Thau
Title: Senior Legal Analyst

PANDORA SELECT PARTNERS, LP
Beneficial owner of the Junior Notes and Holder of the Super Senior Notes in the principal amounts reflected on Schedule I
By:___________________________________
Name: Andrew Thau
Title: Senior Legal Analyst

13

HIGHBRIDGE TACTICAL CREDIT MASTER FUND, L.P.
Beneficial owner of the Junior Notes and Holder of the Super Senior Notes in the principal amounts reflected on Schedule I
By: Highbridge Capital Management, LLC, as Trading Manager and not in its individual capacity
By:___________________________________
Name: Jonathan Segal
Title: Managing Director, Co-Chief Investment Officer

14

ROC SPV XIX LLC
Beneficial owner of the Junior Notes in the principal amount reflected on Schedule I
By: ATW Partners Opportunities Management LLC, its manager
By:___________________________________
Name: Antonio Ruiz- Gimenez
Title: Managing Member
By:___________________________________
Name: Kerry Propper
Title: Managing Member

ROC SPV XX LLC
Holder of the Super Senior Notes in the principal amount reflected on Schedule I
By: ATW Partners Opportunities Management LLC, its manager
By:___________________________________
Name: Antonio Ruiz- Gimenez
Title: Managing Member
By:___________________________________
Name: Kerry Propper
Title: Managing Member

15

16

WAZEE STREET OPPORTUNITIES FUND V LP
Beneficial owner of the Junior Notes and Holder of the Super Senior Notes in the principal amounts reflected on Schedule I
By: WSOF V GP LLC, its general partner
By:___________________________________
Name: R. Michael Collins
Title: President

17

MTVL, LLC
Holder of the Super Senior Notes in the principal amount reflected on Schedule I
By:___________________________________
Name:
Title: Authorized Signatories

18

SCHEDULE I

Beneficial Owner/Holder	Super Senior Notes	Junior Notes
Highbridge Tactical Credit Master Fund, L.P.	$9,919,083.83	$3,568,606.40
ROC SPV XIX LLC	$21,924,006.25	$12,192,889.66
ROC SPV XX LLC	$11,966,616.91	-
Wazee Street Opportunities Fund V LP	$20,162,788.56	$7,254,002.24
Whitebox Multi-Strategy Partners, L.P.	$8,065,115.37	$2,901,600.93
Whitebox Relative Value Partners, LP	$5,544,766.84	$1,994,850.62
Whitebox GT Fund, LP	$1,008,139.45	$362,700.10
Pandora Select Partners, LP	$504,069.72	$181,350.05
Dr. Andrew Rickman	$1,054,720.83	-
MTVL, LLC	$10,500,000.00	-
Total	$90,649,307.77	$28,456,000.00

19

SCHEDULE II
Notice Addresses
Whitebox GT Fund, LP
3033 Excelsior Blvd, Ste 500
Minneapolis, MN 55416
Email: AThau@whiteboxadvisors.com
aruth@whiteboxadvisors.com
WHB_LoanDocsHedgeFund_Dist@Whiteboxadvisors.com

Whitebox Relative Value Partners, LP
3033 Excelsior Blvd, Ste 500
Minneapolis, MN 55416
Email: AThau@whiteboxadvisors.com
aruth@whiteboxadvisors.com
WHB_LoanDocsHedgeFund_Dist@Whiteboxadvisors.com

Whitebox Multi-Strategy Partners, LP
3033 Excelsior Blvd, Ste 500
Minneapolis, MN 55416
Email: AThau@whiteboxadvisors.com
aruth@whiteboxadvisors.com
WHB_LoanDocsHedgeFund_Dist@Whiteboxadvisors.com

Pandora Select Partners, LP
3033 Excelsior Blvd, Ste 500
Minneapolis, MN 55416
Email: AThau@whiteboxadvisors.com
aruth@whiteboxadvisors.com
WHB_LoanDocsHedgeFund_Dist@Whiteboxadvisors.com

Wazee Street Opportunities Fund V LP
8101 E Prentice Ave Suite 610
Greenwood Village, CO 80111
Email: sam@wazeestreetcapital.com
michael@wazeestreetcapital.com
kayla@wazeestreetcapital.com
Highbridge Tactical Credit Master Fund, L.P.
c/o Maples & Calder
PO Box 309 GT, Ugland House
South Church Street
George Town, Grand Cayman
Cayman Islands, British West Indies
Email: hcmbankdebt@highbridge.com
HS_HighbridgeBankDebt@hedgeserv.com

MTVL, LLC
c/o Springfield Financial Advisory Ltd.
22nd Floor, Hang Lung Centre
2-20 Paterson Street

20

Causeway Bay
Hong Kong
Attn: Betty Cheng/Dale Wong
Email: bettycheng@springfld.com/ dalewong@springfld.com

with a copy to:
McCarthy Legal Services, LLC
1188 Centre Street
Newton Centre, MA 02459
Attn: Legal Department
Email: msawka@morningside.com

ROC SPV XX LLC
17 State Street, Suite 2100
New York, NY 10004
Email: kpropper@atwpartners.com / ibarber@atwpartners.com

ROC SPV XIX LLC
17 State Street, Suite 2100
New York, NY 10004
Email: kpropper@atwpartners.com / ibarber@atwpartners.com

21

EXHIBIT A
Strategic Milestones

Strategic Milestone Date	Description of Strategic Milestone
October 26, 2022
    Strategic Advisor shall have (a) held preliminary conversations with relevant decisionmakers at each Tier 1 counterparty about an investment, commercial alliance and/or acquisition (as applicable to each such counterparty), and (b) provided Holders with a detailed summary of such conversations, each in scope and substance satisfactory to the Holders.

November 3, 2022
    Strategic Advisor shall have provided Holders with market feedback from each Tier 1 counterparty, including each counterparty’s perspective on (a) the Company, (b) the prospects for a transaction, and (c) potential transaction structures, each in scope and substance satisfactory to the Holders.

November 15, 2022
    Tier 1 counterparties shall have submitted initial indications of interest for a transaction, including summary of terms (as appropriate for investment, commercial alliance and/or acquisition, as applicable), and the Holders shall continue to be satisfied, in their sole discretion, with the prospects for a successful transaction.

December 1, 2022
    Strategic Advisor shall provide Holders with an update and analysis of (a) the indications of interest received, (b) the prospects for a transaction, and (c) recommended potential transaction structures, and the Holders shall continue to be satisfied, in their sole discretion, with the prospects for a successful transaction.

December 7, 2022
    Tier 1 counterparties shall have submitted second indications of interest for a transaction, with draft transaction documents (or markups, as applicable), and the Holders shall continue to be satisfied, in their sole discretion, with the prospects for a successful transaction.

December 21, 2022	Execution and public announcement of Transaction Agreement.

22